POWER OF ATTORNEY

The undersigned officers and Trustees of the Trust for Professional Managers (the “Trust”) hereby appoint Joseph C. Neuberger, John Buckel and Rachel A. Spearo, and each of them, as attorneys-in-fact and agents, with the power, to execute, and to file any of the documents relating to the registration of the Trust’s securities under the Securities Act of 1933, as amended, including the Trust’s Registration Statement on Form N-1A or Form N-14, and any and all amendments thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings.  Each of the undersigned grants to the said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned officers and Trustees hereby execute this Power of Attorney, which may be executed in multiple counterparts, all of which together shall constitute one original, as of this 10th day of September, 2008.

Name	Title
/s/ Joseph C. Neuberger Joseph C. Neuberger	Chairperson, Trustee and President
/s/ Dr. Michael D. Akers Dr. Michael D. Akers	Independent Trustee
/s/ Gary A. Drska Gary A. Drska	Independent Trustee